Exhibit 99.1

Appliance Recycling Centers of America Announces Reverse Stock Split of Common Stock

Minneapolis, MN (April 18, 2019) -- Appliance Recycling Centers of America, Inc. (Nasdaq: ARCI) (“ARCA” or the “Company”), a leading provider of utility appliance recycling programs, announces today that it will effect a 1-for-5 reverse split of its outstanding common stock on April 19, 2019, which will be effective for trading purposes as of the commencement of trading on Monday, April 22, 2019.

Trading of the Company’s common stock on The Nasdaq Capital Market will continue, on a post-split basis, with the opening of the markets on April 22, 2019, under the existing trading symbol “ARCI” and with a new CUSIP number:  03814F403. The Company’s Series A preferred stock is not affected by the split, is not listed on any exchange nor quoted in the Over-the-Counter markets, and its CUSIP number will remain 03814F304.

As a result of the reverse stock split, every five shares of the Company’s pre-reverse split common stock will be combined and reclassified into one share of common stock.  Further, the reverse stock split will not affect proportionate voting rights and other rights of common stockholders.  As a result of the reverse stock split, the conversion ratio of the Company’s Series A preferred stock shall be modified from the current ratio of 1:100 to a post-common stock split ratio of 1:20, which the Company’s Board of Directors has determined, in good faith, to be equitable in the current circumstances.

Common stockholders who would otherwise hold a fractional share of common stock will receive an increase to their common stock as the common stock will be rounded up to a full share.  No fractional shares will be issued in connection with the reverse stock split. The number of authorized shares of the Company’s common stock will be reduced from 50,000,0000 to 10,000,000. The number of authorized shares of the Company’s preferred stock will not be affected and shall remain at 2,000,000.

The purpose of the 1-for-5 reverse stock split is to raise the per share trading price of the Company’s common stock in an effort to continue the Company’s listing on The Nasdaq Capital Market.

About ARCA

ARCA and subsidiaries are in the business of recycling major household appliances in North America by providing turnkey appliance recycling and replacement services for utilities and other sponsors of energy efficiency programs. In addition, through GeoTraq, ARCA is engaged in the development, design and ultimately ARCA expects the sale of cellular transceiver modules, also known as Cell-ID modules.

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Contact:
Rachel Holmes

Executive Vice President

Appliance Recycling Centers of America, Inc.

Tel: 952-930-9000

Email: rholmes@arcainc.com